Exhibit 10.1

Compensation Arrangements with Outside Directors

In September 2013, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved the replacement of the quarterly retainer with an annual retainer and the removal of meeting fees, both effective December 1, 2013, but no change to committee chairperson fees (which are summarized below). Accordingly, outside directors are now paid an annual retainer of $111,000 (outside directors elected at the 2013 annual meeting of stockholders will receive a $55,500 retainer payment in December 2013; thereafter, the full annual retainer will be paid following each annual meeting of stockholders, beginning with the 2014 annual meeting). Anyone else who is elected to the Board as an outside director before the 2014 annual meeting will receive the applicable pro rata portion of the annual retainer amount in connection with his or her election.

Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees are paid an additional annual fee of $13,500. The Audit Committee chairperson is paid an additional annual fee of $22,500. In addition, each outside director who was elected at FedEx’s 2013 annual meeting received a stock option for 3,700 shares of FedEx common stock. Likewise, anyone else who is elected to the Board as an outside director before the 2014 annual meeting will receive the applicable pro rata portion of the annual stock option grant in connection with his or her election.